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                                                                  EXHIBIT (a) 2.

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                           AMTEL COMMUNICATIONS, INC.
                             AND COMBINED COMPANIES
                             (Debtor-in-Possession)

                         COMBINED STATEMENT OF REVENUES
                          AND DIRECT OPERATING EXPENSES

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1994


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      INDEX TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                                                               Page
                                                                                                               ----

Independent Auditor's Report....................................................................................1

     Combined Statement of Revenues and Direct Operating Expenses
         for the three months ended December 31, 1994...........................................................2

     Notes to Combined Statement of Revenues and Direct
         Operating Expenses...................................................................................3-4


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[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]




                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

We have audited the accompanying combined statement of revenues and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note
B) for the three months ended December 31, 1994. This combined statement of revenues and direct operating expenses is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared to present the revenues and direct operating expenses for the three months ended December 31, 1994, pursuant to the Securities and Exchange Commission's communication dated July 25, 1996 described in Note C, and is not intended to be a complete presentation of the Company's operations.

In our opinion, the combined statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenue and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note B) for the three months ended December 31, 1994 in conformity with generally accepted accounting principles.

The accompanying combined statement of revenues and direct operating expenses has been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined statement of revenues and direct operating expenses does not include any adjustment that might result from the outcome of this uncertainty.




/s/ Harlan & Boetgger

San Diego, California
August 23, 1996


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[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]



                AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)
          COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                       For the three
                                                       months ended
                                                     December 31, 1994
                                                     -----------------
REVENUE
    Coin                                                $ 2,603,577
    LD Commissions                                          593,370
    Interstate                                               68,155
    Intralata                                               593,842
    Other                                                 1,509,861
                                                        -----------

    TOTAL REVENUE                                         5,368,805
                                                        -----------
COSTS AND EXPENSES
    Line charges                                          1,342,855
    Location commissions                                    890,903
    Other operating expenses                              1,481,073
    Selling, general and administrative                   4,115,854
    Depreciation and amortization                           480,702
                                                        -----------
    LOSS FROM OPERATIONS BEFORE OTHER
       INCOME AND EXPENSES                               (2,942,582)
                                                        -----------
OTHER
    Interest income                                            (105)
    Interest expense                                      2,295,382
                                                        -----------
NET LOSS                                                $(5,237,859)
                                                        ===========




         The accompanying notes are an integral part of this statement.

                                      2


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[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
      NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

A.       REORGANIZATION AND LEGAL MATTERS:

         Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-A11. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

         The combined statement of revenues and direct operating expenses has been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the combined statement of revenues and direct operating expenses (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

         The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of this actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in this combined statement of revenues and direct operating expenses.



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[HB LOGO]                                        [HARLAN & BOETTGER LETTERHEAD]


                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
      NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                   (CONTINUED)

B.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF COMBINATION

         The combined statement of revenues and direct operating expenses includes the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

         REVENUE RECOGNITION

         Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

         ESTIMATES

         The preparation of a combined statement of revenues and direct operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and direct operating expenses and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.       INCOMPLETE PRESENTATION:

         By letter dated July 25, 1996 to PhoneTel Technologies, Inc., the Securities and Exchange Commission (SEC) granted a waiver of Item 310(c) of Regulation S-B which requires submission of two years of audited statements of operations. Instead, the SEC has accepted audited statements of operations for a twenty-one month period. This combined statement of revenues and direct operating expenses together with the combined statement of operations from the audited financial statements for the six months ended June 30, 1996 and for the year ended December 31, 1995 comprise the twenty-one month period.

D.       SUBSEQUENT EVENT - PROPOSED PLAN OF REORGANIZATION:

         In 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July,
         1996 PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.



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